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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


         Advanced Communications Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

         FIRST: That pursuant to Section 242(b) of the General Corporation Law of the State of Delaware ("GCL"), the directors of Advanced Communications duly and unanimously adopted resolutions proposing the amendment of the Restated Certificate of Incorporation of the Company filed October 9, 1997 (the "Restated Certificate"), and the sole shareholder of the Company approved such resolutions by written consent pursuant to Section 228 of the GCL. The resolutions setting forth the amendment are as follows:

                  RESOLVED, that the Restated Certificate be amended by changing Article VI, Section 3, by deleting the word "twelve" and substituting the word "fourteen"; and further

                  RESOLVED, that Article VI, Section 4, of the Restated Certificate be amended by deleting such section and replacing it in its entirety by the following:

                  Section 4. Tenure. Effective upon the due consummation of the Corporations's initial underwritten public offering of its Voting Stock, the Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the next annual meeting of Stockholders thereafter, the term of office of the second class to expire at the second annual meeting of Stockholders thereafter and the term of office of the third class to expire at the third annual meeting of Stockholders thereafter, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of Stockholders, commencing with such first annual meeting after such initial underwritten public offering, (i) Directors


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                  elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of Stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified, and
                  (ii) if authorized by a resolution of the Board of Directors, Directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

         SECOND: That said amendment was duly proposed and adopted in accordance with the provisions of Sections 242(b) and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Richard P. Anthony, its Chairman of the Board and President, as of the 10th day of January, 1998.



                                                        Richard P. Anthony
                                                        President

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